Exhibit (h)(2)(c)

AMENDMENT TO SUB-ADMINISTRATION AGREEMENT

WHEREAS, BlackRock Institutional Management Corporation (“BIMC”) and BNY Mellon Investment Servicing (US) Inc. (formerly PFPC Inc.) (the “Sub-Administrator”), are parties to a Sub-Administration Agreement, dated as of February 21, 2006 (the “Agreement”), pursuant to which BIMC has retained Sub-Administrator to provide certain administration and accounting services with respect to each class of units of beneficial interests in each of the investment portfolios of BlackRock Liquidity Funds;

WHEREAS, in anticipation of the liquidation of BIMC, effective July 1, 2011, the management and administrative functions of BIMC with respect to BlackRock Liquidity Funds are being transferred to BlackRock Advisors, LLC (“BlackRock”);

NOW, THEREFORE, BIMC, BlackRock and the Sub-Administrator hereby agree that effective July 1, 2011, BlackRock will assume all of the rights, responsibilities, obligations and liabilities of BIMC relating to the Agreement, including all attachments, amendments, addendums, fee letters, exhibits or schedules relating thereto, regardless of when the same accrued or were incurred.

BLACKROCK INSTITUTIONAL MANAGEMENT CORPORATION

By:	/s/ Neal J. Andrews
Neal J. Andrews, Managing Director

BLACKROCK ADVISORS, LLC

By:	/s/ Neal J. Andrews
Neal J. Andrews, Managing Director

BNY MELLON INVESTMENT SERVICING (US) INC

By:	/s/ Jay F. Nusblatt
Jay F. Nusblatt, Managing Director

Accepted and agreed to:

BLACKROCK LIQUIDITY FUNDS

By:	/s/ John Perlowski
John Perlowski, CEO